Exhibit 99.1

Angeion Corporation

350 Oak Grove Parkway

St. Paul, MN 55127 USA

Telephone: (651) 484-4874

Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:	Richard Jahnke, President & CEO, and (651) 484-4874
Bill Bartkowski, Bluefire Partners, (612) 344-1012

Angeion Corporation Reports 13.5% Third Quarter Revenue Increase

SAINT PAUL, Minn. (September 7, 2004) — Angeion Corporation (Nasdaq SC: ANGN) today reported results for its third quarter ended July 31, 2004.  Total revenue increased by 13.5 percent to $5.2 million for the three months ended July 31, 2004 compared to $4.6 million for the same period in 2003.  The net loss for the three months ended July 31, 2004 was $488,000, or $0.14 per share, compared to a net loss of $681,000, or $0.19 per share, for the three months ended July 31, 2003.

For the nine months ended July 31, total revenue increased 6.8 percent to $14.7 million in 2004 from $13.7 million in 2003.  The net loss for the nine months ended July 31, 2004 was $2.1 million, or $0.58 per share, compared to a net loss of $1.9 million, or $0.54 per share, for the nine months ended July 31, 2003.  The net loss for the nine months ended July 31, 2004 and 2003 included losses from discontinued operations of $350,000 and $50,000, respectively.  These losses from discontinued operations included costs associated with the Company’s purchase of an additional year of product liability insurance together with other expenses related to the Implantable Cardioverter Defibrillators (“ICDs”) that were manufactured by the Company prior to 2000.

Richard Jahnke, President and Chief Executive Officer of the Company, stated, “This is the sixth quarter of the past seven with revenue increases over the comparable prior-year period.  Of the past seven quarters, only the quarter ended January 31, 2004, showed a decline from the prior year, which we believe was attributable to the impact of our change in fiscal years on our sales incentive plan.”

“We are particularly pleased that the revenue increases are the result of improved performance in all aspects of our business,” continued Jahnke, “We are continuing to see increased demand both domestically and internationally for our cardiorespiratory diagnostic systems including our new CPX Ultima™ gas exchange metabolic cart system that was introduced at the end of first quarter.  We are also continuing to see increased market acceptance of our New Leaf® health and fitness products, which is resulting in both an increase in the number of fitness clubs and training studios using the system and an increase in the sales of assessment kits to consumers.”

                Detailed discussions of the Company’s financial position and results of operations are contained in the Company’s Form 10-KSB for the year ended October 31, 2003, and the Forms 10-QSB for the quarters ended January 31, 2004, April 30, 2004 and July 31, 2004, which have been filed with the SEC.

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                Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies.  These products, marketed under the New Leaf Health and Fitness brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through personal training studios, health and fitness clubs and other exercise facilities.  For more information about Angeion, visit www.angeion-ir.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully operate its Medical Graphics business including its ability to develop, improve and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to successfully introduce its New Leaf products including its New Leaf Weight Loss Program, (iii) the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics and New Leaf products or claims associated with its prior cardiac stimulation products, (iv) the Company’s ability to successfully resolve all issues in connection with ELA Medical’s claim for reimbursement and the Company’s product liability insurance coverage (v) the Company’s ability to protect its intellectual property, and (vi) the Company’s dependence on third-party vendors.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended October 31, 2003, and subsequently filed reports.

— Financials follow —

Angeion Corporation and Subsidiaries

Condensed Unaudited Consolidated Financial Statements

(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003
Consolidated Statements of Operations
Revenue	$5,165	$4,551	$14,676	$13,740

Loss from continuing operations	(488)	(631)	(1,747)	(1,888)
Loss from discontinued operations	-	(50)	(350)	(50)
Net loss	(488)	(681)	(2,097)	(1,938)

Net loss per share — basic and diluted	$(0.14)	$(0.19)	$(0.58)	$(0.54)

Consolidated Balance Sheets			July 31, 2004	October 31, 2003
Cash			$2,633	$3,588
Other current assets			7,396	7,221
Equipment and intangible assets			8,118	9,068
			$18,147	$19,877

Current liabilities			$5,112	$4,755
Shareholders’ equity			13,035	15,122
			$18,147	$19,877

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